                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 -------------

                                  FORM 8-K/A

                      AMENDMENT NO. 1 TO CURRENT REPORT

       PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

          Date of Report (Date of earliest event reported)  July 24, 1998

                              MATTSON TECHNOLOGY, INC.
               (Exact name of registrant as specified in its charter)

                                 -------------

--------------------------------------------------------------------------------

             Delaware                   0-21970              77-0208119
 (State or other jurisdiction      (Commission File         (IRS Employer
       of incorporation)                Number)          Identification No.)

--------------------------------------------------------------------------------

                             3550 West Warren Avenue
                             Fremont, California 94538
               (Address of principal executive offices) (Zip Code)

--------------------------------------------------------------------------------

       Registrant's telephone number, including area code   (510)  657-5900

           (Former name or former address, if changed since last report)

     The undersigned registrant hereby amends the following items, financial statements, exhibits or other portions of its Current Report on Form 8-K filed August 6, 1998 as set forth in the pages attached hereto.

Item 7. Financial Statements and Exhibits

             (a)  AUDITED FINANCIAL STATEMENTS OF BUSINESS ACQURIED

                              ARTHUR ANDERSEN LLP

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
 Concept Systems Design, Inc.

We have audited the accompanying balance sheets of Concept Systems Design, Inc. (a California corporation) as of June 30, 1997 and 1996, and the related statements of operations, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Concept Systems Design, Inc. as of June 30, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


                                                /s/  Arthur Andersen LLP



San Jose, California
September 4, 1997

                         CONCEPT SYSTEMS DESIGN, INC.

                               BALANCE SHEETS

                            JUNE 30, 1997 AND 1996

                                   ASSETS

                                                               1997           1996
                                                               ----           ----


CURRENT ASSETS:
  Cash and cash equivalents                                $  1,140,619   $  3,608,381
  Restricted cash                                             1,434,254        150,000
  Accounts receivable, net of allowance for doubtful
    accounts of $46,677 and $46,706                           1,409,011      2,832,399
  Income tax receivable                                       1,774,863           --
  Inventories                                                 2,828,385      4,273,781
  Prepaid expenses and other current assets                     271,365        382,404
                                                           ------------   ------------
      Total current assets                                    8,858,497     11,246,965
                                                           ------------   ------------

PROPERTY AND EQUIPMENT, at cost:
  Machinery and equipment                                     2,495,054        619,729
  Leasehold improvements                                      1,456,553        327,198
  Furniture and fixtures                                        162,481        114,411
                                                           ------------   ------------
                                                              4,114,088      1,061,338
  Less: Accumulated depreciation and amortization              (743,553)      (214,397)
                                                           ------------   ------------
         Net property and equipment                           3,370,535        846,941
                                                           ------------   ------------

DEPOSITS AND OTHER ASSETS                                       535,075        582,173
                                                           ------------   ------------
         Total Assets                                      $ 12,764,107   $ 12,676,079
                                                           ------------   ------------
                                                           ------------   ------------


                        LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Notes payable under lines of credit                      $    675,000   $    500,000
  Note payable                                                     --        2,000,000
  Accounts payable                                            1,373,498      3,261,573
  Accrued liabilities                                           928,502        922,179
  Deferred revenue                                              699,405        609,524
                                                           ------------   ------------
         Total current liabilities                            3,676,405      7,293,276
                                                           ------------   ------------

LONG-TERM PORTION OF NOTES PAYABLE UNDER LINES OF CREDIT        700,000          --

COMMITMENTS (Note 5)                                              --             --

SHAREHOLDERS' EQUITY:
  Series A Convertible Preferred stock, no par value:
    Authorized--400,000 shares
    Issued and outstanding--400,000 shares in 1997
      liquidation preference of $6,000,000                    6,000,000           --
  Common stock, no par value:
    Authorized--10,000,000 shares
    Issued and outstanding--2,253,541 and 2,230,000 shares
      in 1997 and 1996, respectively                            292,249        238,000
  Retained earnings                                           2,095,453      5,144,803
                                                           ------------   ------------
         Total shareholders' equity                           8,387,702      5,382,803
                                                           ------------   ------------
         Total liabilities and shareholders' equity        $ 12,764,107   $ 12,676,079
                                                           ------------   ------------
                                                           ------------   ------------

      The accompanying notes are an integral part of these financial statements.

                          CONCEPT SYSTEMS DESIGN, INC.

                            STATEMENTS OF OPERATIONS

                   FOR THE YEARS ENDED JUNE 30, 1997 AND 1996

                                                                                    1997              1996
                                                                          -------------------    ----------------
SALES                                                                          $  12,809,289      $  20,132,262

COST OF SALES                                                                      7,867,286         10,497,725
                                                                          -------------------    ----------------
          Gross margin                                                             4,942,003          9,634,537
                                                                          -------------------    ----------------
OPERATING EXPENSES:
   General and administrative                                                      1,714,825          1,394,451
   Sales and marketing                                                             2,117,203          2,365,672
   Research and development                                                        5,976,388          2,539,335
                                                                          -------------------    ----------------
          Total operating expenses                                                 9,808,416          6,299,458
                                                                          -------------------    ----------------
          Income (loss) from operations                                           (4,866,413)         3,335,079

INTEREST INCOME (EXPENSE), net                                                       (24,060)            34,697

OTHER INCOME                                                                          20,144               --
                                                                          -------------------    ----------------
          Income (loss) before provision for income taxes                         (4,870,329)         3,369,776

BENEFIT FROM (PROVISION FOR) INCOME TAXES                                          1,820,979         (1,307,473)
                                                                          -------------------    ----------------
          Net income (loss)                                                    $  (3,049,350)     $   2,062,303
                                                                          -------------------    ----------------
                                                                          -------------------    ----------------

     The accompanying notes are an integral part of these financial statements.

                        CONCEPT SYSTEMS DESIGN, INC.

                     STATEMENTS OF SHAREHOLDERS' EQUITY

                 FOR THE YEARS ENDED JUNE 30, 1997 AND 1996




                                   Series A Convertible
                                     Preferred Stock                Common Stock
                                   --------------------             ------------           Retained
                                  Shares          Amount        Shares        Amount       Earnings          Total
                                  ------          ------        ------        ------       --------          -----

BALANCE, JUNE 30, 1995               --       $      --       2,230,000    $   238,000    $ 3,082,500    $ 3,320,500

  Net income                         --              --            --             --        2,062,303      2,062,303
                                  ---------    -----------     ---------    -----------    ----------     -----------
BALANCE, JUNE 30, 1996               --              --       2,230,000        238,000      5,144,803      5,382,803

  Issuance of common stock           --              --          23,541         54,249             --         54,249

  Issuance of preferred stock     400,000       6,000,000          --             --             --        6,000,000

  Net loss                           --              --            --             --       (3,049,350)    (3,049,350)
                                 ---------     -----------    ---------    -----------    -----------    -----------
BALANCE, JUNE 30, 1997             400,000     $ 6,000,000    2,253,541    $   292,249    $ 2,095,453    $ 8,387,702
                                 ---------     -----------    ---------    -----------    -----------    -----------
                                 ---------     -----------    ---------    -----------    -----------    -----------


      The accompanying notes are an integral part of these financial statements.

                          CONCEPT SYSTEMS DESIGN, INC.


                            STATEMENTS OF CASH FLOWS

                    FOR THE YEARS ENDED JUNE 30, 1997 AND 1996

                                                                                    1997              1996
                                                                             ----------------    --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                                            $ (3,049,350)      $  2,062,303
  Adjustments to reconcile net income (loss) to net cash provided by
    (used for) operating activities:
      Depreciation and amortization                                                 529,156            145,166
  Change in operating assets and liabilities:
    Restricted cash                                                              (1,284,254)          (150,000)
    Accounts receivable                                                           1,423,388           (418,891)
    Income tax receivable                                                        (1,774,863)              --
    Inventories                                                                   1,445,396         (1,577,860)
    Prepaid expenses, other assets and deposits                                     158,137           (836,809)
    Deferred revenue                                                                 89,881           (494,412)
    Accounts payable and accrued liabilities                                     (1,881,752)         2,254,281
                                                                             ----------------    --------------
          Net cash provided by (used for) operating activities                   (4,344,261)           983,778
                                                                             ----------------    --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment                                             (3,052,750)          (552,533)
                                                                             ----------------    --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowings                                                          875,000          2,500,000
  Repayment of note payable                                                      (2,000,000)          (250,000)
  Proceeds from issuance of preferred stock                                       6,000,000               --
  Proceeds from issuance of common stock                                             54,249               --
                                                                             ----------------    --------------
          Net cash provided by financing activities                               4,929,249          2,250,000
                                                                             ----------------    --------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                             (2,467,762)         2,681,245

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                    3,608,381            927,136
                                                                             ----------------    --------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                       $  1,140,619       $  3,608,381
                                                                             ----------------    --------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
    Cash paid for interest                                                     $    141,125       $     19,711
    Cash paid for income taxes                                                      290,000          1,967,000
    Transfer of equipment to inventory                                                 --              400,000


     The accompanying notes are an integral part of these financial statements.

                          CONCEPT SYSTEMS DESIGN, INC.

                         NOTES TO FINANCIAL STATEMENTS

                                 JUNE 30, 1997

1. ORGANIZATION:

Concept Systems Design, Inc. was incorporated in California on July 1, 1989, to develop, manufacture, and sell semiconductor capital equipment. In addition, the Company also provides field service support and sells spare parts for its products. The principal markets for the Company's semiconductor capital equipment are domestic, European and Pacific-rim semiconductor manufacturers. All of the Company's manufacturing operations are carried out in a single facility, located in Fremont, California. The Company is subject to a number of risks including concentrations of customers in the semiconductor industry, the need to obtain adequate financing, competition from firms with greater financial resources than the Company, and dependence on key personnel.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The carrying amounts of these instruments approximate fair value due to their short maturities.

Restricted Cash

The cash received in connection with the sale of Series A Convertible Preferred Stock is restricted for use only in the development of the Company's next generation product, the Single Wafer System. In addition, the Company is required to maintain cash balances that are restricted by provisions of its building lease agreement. Restricted cash is invested in accounts earning market rates; therefore, its carrying value approximates fair value. Such cash is excluded from cash and cash equivalents for purposes of the statements of cash flows.

Inventories

Inventories are stated at the lower of cost or market and include material, labor and manufacturing costs. Inventories are valued at currently adjusted standards which approximate actual costs on a first-in, first-out basis.

The Company provides inventory reserves for excess, obsolete, damaged or lost inventory. The process of estimating required inventory reserves is judgmental and is based on a number of factors which require input and discussion among various members of management. Such factors include changes in customer demand and technology, as well as other economic factors. Therefore, it is reasonably possible that these estimates could change in the near term.

Inventories consisted of the following as of June 30, 1997 and 1996:

                                            1997            1996
                                        ------------    --------------
             Raw materials               $2,258,235      $2,513,423
             Work-in-process                570,150       1,145,697
             Finished goods                    --           614,661
                                        ------------    --------------
                                         $2,828,385      $4,273,781
                                        ------------    --------------
                                        ------------    --------------

Property and Equipment

Property and equipment are stated at cost and are generally depreciated over the estimated useful lives of the assets (five years) using the straight-line method. Leasehold improvements are amortized on a straight-line basis over the shorter of the useful lives of the assets or the remaining lease term.

During March 1995, the Financial Accounting Standards Board issued Statement No. 121 (SFAS No. 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires the Company to review for impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. SFAS No. 121 became effective for the Company's year ended June 30, 1997. The new accounting statement did not have a material impact on the Company's financial condition or results of operations.

Revenue Recognition and Product Warranty

Product revenue is generally recognized upon shipment. The Company provides a reserve for the estimated costs of installation and warranty at the time of sale. Maintenance and service revenues are recognized as the related work is performed. Deferred revenues consist primarily of customer deposits.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash investments and trade receivables. The Company has cash investment policies that limit cash investments to short-term, low risk investments. Additionally, the Company grants credit to customers, who are concentrated in the semiconductor industry. The Company performs ongoing credit evaluations of its customers' financial condition, and establishes an allowance for doubtful accounts based upon factors surrounding the credit risks of specific customers, historical trends, and other information. During 1997, two customers accounted for 77% of total accounts receivable. During 1996, four customers accounted for 91% of total accounts receivable.

Use of Estimates in Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. MAJOR CUSTOMERS AND EXPORT SALES:

For the years ended June 30, 1997 and 1996, the Company had the following customers who accounted for greater than 10% of revenues:


                                              1997      1996
                                             -------   -------
                 Customer A                    28%        *
                 Customer B                     *        22%
                 Customer C                    19%        *
                 Customer D                     *        18%
                 Customer E                    15%        *
                 Customer F                     *        13%
                                             -------   -------
                                               62%       53%
                                             -------   -------

    *These customers did not account for over 10% of revenue in these periods.

For the years ended June 30, 1997 and 1996 international sales, consisting of export sales from the U.S., were as follows:

                                              1997      1996
                                             -------   -------
                 Europe                        10%        3%
                 Asia/Pacific                  30%       32%
                                             -------   -------
                                               40%       35%
                                             -------   -------

4. NOTES PAYABLE UNDER LINES OF CREDIT:

During fiscal year 1996, the Company entered into a $1,300,000 revolving line of credit with a bank to finance $650,000 of domestic accounts receivable and $650,000 of foreign accounts receivable. In addition, the Company entered into a $1,000,000 term line of credit to finance capital equipment. The accounts receivable lines and the capital equipment line expire on January 2, 1998 and December 3, 2001, respectively. As of June 30, 1997, $475,000 was outstanding on the domestic line of credit and $900,000 was outstanding under the capital equipment term line. These amounts are included in current and long-term notes payable under lines of credit on the accompanying balance sheets.

Scheduled maturities of the long-term note payable for the next five years are as follows:


                     1998                             $  200,012
                     1999                                200,012
                     2000                                200,012
                     2001                                200,012
                     2002                                 99,952

The lines of credit are secured by all of the Company's assets. Borrowings under the domestic, foreign and capital lines bear interest at 9.00%, 8.50% and 8.51%, respectively. Borrowings on the accounts receivable lines are limited to the lesser of 80% of the eligible borrowing base (as defined) or $650,000. Under the Agreements, the Company is required to maintain certain financial covenants, including a minimum tangible net worth of $2,500,000, a ratio of total liabilities to tangible net worth not greater than 2 to 1 and after-tax profitability on a yearly basis. The Company was not in compliance with profitability covenant of the Agreements and has obtained a waiver from its bank to cure the violation.

During 1996, the Company borrowed $2,000,000 under an unsecured note payable from an unrelated commercial enterprise. The note bears interest at a rate of 6% and principal and accrued interest are payable upon demand of the holder. The $2,000,000 note was paid in full during fiscal year 1997.

The fair value of the corporation's long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Corporation for debt of the same remaining maturities.

5.  COMMITMENTS AND CONTINGENCIES:

The Company leases its primary operating facility in Fremont, California under an operating lease. Under the term of the operating lease, monthly rent payments are scheduled to escalate over the period of the lease. The Company records rent expense on a straight-line basis over the lease period. The minimum future lease payments required under the Company's operating leases are as follows at June 30: 1997

                      Fiscal Year                       Operating
                     Ending June 30,                      Lease
                ------------------------         -----------------------
                         1998                          $   610,000
                         1999                              628,000
                         2000                              647,000
                         2001                              667,000
                         2002                              687,000
                         Thereafter                        585,000
                                                       -------------
                         Total minimum payments        $ 3,824,000
                                                       -------------


Rent expense was approximately $620,000 and $261,000 for fiscal 1997 and 1996, respectively.

6. INCOME TAXES:

The Company accounts for taxes using an asset and liability approach under which deferred income taxes are provided based upon enacted tax laws and rates applicable to the periods in which the taxes become payable.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying value of assets and liabilities for financial reporting purposes and the amounts reported for income tax purposes, primarily certain accrued expenses and reserves. The Company's deferred income tax assets and liabilities are as follows:


                                                     1997             1996
                                                -----------      -----------

          Deferred tax assets                   $  212,701       $   88,303
          Deferred tax liabilities                    --               --
                                                -----------      -----------
          Total                                 $  212,701       $   88,303



The benefit from (provision for) income taxes is reconciled with the Federal statutory rate as follows:


                                                                   1997             1996
                                                                ---------        -----------
Benefit (provision) computed at Federal statutory rate          1,655,912        (1,145,724)

State taxes, net of Federal tax benefit                           449,932          (274,669)

Permanent Differences                                             (11,000)           99,127

Total current tax benefit (provision)                           2,094,844        (1,321,266)

Deferred tax benefit (provision)                                 (273,866)           13,793

Net tax benefit (provision)                                     1,820,979        (1,307,473)

Net effective tax rate                                                 37%               39%



The income tax benefit (provision) consists of the following:



          Current                               $2,094,844      $(1,321,266)
          Deferred                                (273,865)          13,793
                                                ----------------------------
                                                $1,820,979      $(1,307,473)
                                                ----------------------------


The difference between the statutory tax rate and the Company's effective tax rate is primarily due to research and development credits, foreign sales tax benefits, and changes in the valuation allowance related to certain net operating losses. As of June 30, 1997, the Company had net operating loss carrybacks of approximately $1,941,000.

7. CONVERTIBLE PREFERRED STOCK:

As of June 30, 1997, the Company had issued 400,000 shares of Series A Convertible Preferred Stock ("Series A"). The Series A shareholder has the option to purchase the outstanding shares of the Company, for an amount based on a valuation formula wherein the total valuation of the Company will not be less than $45,000,000. This option expires on July 15, 1998. Upon the occurrence of certain events, the option may be extended to January 15, 1999.

Other rights, restrictions and preferences of the Series A Convertible Preferred Stock are as follows:

   * Each share of Series A is convertible, at the right and option of the shareholder, into one share of common stock.

   * Each shareholder of Series A is entitled to the number of votes equal to the number of shares of common stock into which the preferred stock can be converted.

  - Each share of Series A will automatically convert into common stock in the event of the closing of an underwritten public offering of the Company's common stock from which the Company receives proceeds in excess of $10,000,000 and for which the offering price is not less than $10.00 per share of common stock or immediately upon the closing of the acquisition of a majority of the then outstanding shares of the Company's common stock by holders of the majority of the then outstanding shares of the Series A Convertible Preferred Stock.

  - Each shareholder of Series A is entitled to receive annual dividends at the rate of $1.50 per share, when and if declared by the Board of Directors, prior to payment of dividends on common stock. Dividends are non-cumulative, and no dividends have been declared to date.

  - In the event of any liquidation, dissolution, or winding-up of the Company, either voluntary or involuntary, each shareholder of Series A shall be entitled to receive prior and in preference to any distribution of any assets or surplus funds to the holders of common stock, an amount equal to $15.00 per share. If the full amount is not available for distribution, amounts shall be paid out in proportion to the aggregate preferential amounts owed.

8.  Common Stock:

As of June 30, 1997, the Company had reserved shares of common stock for future issuance as follows:

          Conversion of Series A Convertible Preferred Stock      400,000
          Exercise of stock options                               396,459
                                                                 ---------
                                                                  796,459
                                                                 ---------
                                                                 ---------

9.  Incentive Stock Option Plan:

In 1994, the Board of Directors approved the 1994 Stock Incentive Plan (the "Plan"). Under the Plan, incentive and nonqualified stock options to purchase up to 400,000 shares may be granted to employees and outside directors of the Company. The exercise price per share shall not be less than fair value at the date of grant, as determined by the Board of Directors. Options become exercisable as determined by the Board of Directors, which is generally ratably over four years from the date of grant, and expire ten years after the date of grant.

Option activity under the Plan for the two years ended June 30, 1996 and 1997 is as follows:

                                                                   Options Outstanding
                                                            --------------------------------
                                                  Shares                       Weighted
                                                 Available        Number        Average
                                                 for Grant      of Shares    Exercise Price
                                             -----------------------------------------------
Balance at June 30, 1995                          306,000        94,000         $0.60

Canceled                                           15,000       (15,000)        $1.20
Granted                                          (180,500)      180,500         $2.09
                                             -----------------------------
Balance at June 30, 1996                          140,500       259,500         $1.64

Exercised                                            --          (3,541)        $1.20
Canceled                                            7,209        (7,209)        $1.43
Granted                                           (60,500)       60,500         $2.50
                                             -----------------------------
Balance at June 30, 1997                           87,209       309,250         $1.78
                                             -----------------------------
                                             -----------------------------

In October 1995, the Financial Accounting Standards Board issued Statement No. 123 ("SFAS No. 123") "Accounting for Stock-Based Compensation," which establishes a fair value-based method of accounting for stock-based compensation plans and requires additional disclosures for those companies who elect not to adopt the new method of accounting. The Company adopted SFAS No. 123 in fiscal 1997, and in accordance with provisions of SFAS No. 123, the Company has elected to continue to apply APB Opinion 25 and related interpretations in accounting for its stock option plan. Had compensation cost for this plan been determined consistent with SFAS No. 123, the Company's net loss in 1997 would have increased to $3,089,584 and net income in 1996 would have decreased to $2,028,768. Because the SFAS No. 123 method of accounting has not been applied to options granted prior to July 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

The weighted average fair values of options granted during 1997 and 1996 were $0.44 and $0.74, respectively. The options outstanding at June 30, 1997 have a weighted average contractual remaining life of 8 years.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants in 1997 and 1996; risk-free interest rates ranged from 5.2 to 6.4 percent; expected dividend yields of 0%; expected lives of 3 years beyond grant date; and expected volatility of .01%.

                              Outstanding and Exercisable by Price Range

                                              As of June 1997

                       Options Outstanding                               Options Exercisable
                      --------------------                             ----------------------
                             Number              Weighted            Number             Weighted
       Range of          Outstanding As          Average          Exercisable As         Average
    Exercise Prices     Of June 30, 1997     Exercise Price     Of June 30, 1997     Exercise Price
   -----------------  ---------------------  ---------------   ------------------  ------------------
     $0.35-1.32             140,500               $0.91              129,824              $0.93
     $2.50                  168,750               $2.50               38,780              $2.50
   -----------------  ---------------------  ---------------   ------------------  ------------------
     $0.35-2.50             309,250               $1.78              168,604              $1.29
   -----------------  ---------------------  ---------------   ------------------  ------------------
   -----------------  ---------------------  ---------------   ------------------  ------------------

10. EMPLOYEE BENEFIT PLAN:

Effective January 1, 1994, the Company adopted an Employee Benefit Plan which covers substantially all employees. The Company may make discretionary contributions to this Employee Benefit Plan and contributions vest immediately. The Company contributed $105,000 and $132,680 to the Employee Benefit Plan during the years ended June 30, 1997 and 1996. These amounts are included in accrued liabilities at June 30, 1997 and 1996.

11. EVENTS SUBSEQUENT TO DATE OF AUDITORS' REPORT (UNAUDITED)

On July 24, 1998 (the "Closing Date"), Mattson Technology, Inc. (the "Company") completed its acquisition of Concept Systems Design, Inc. ("Concept") through the merger (the "Merger") of a wholly-owned subsidiary, Concept Acquisition Corporation ("Sub"), with and into Concept, pursuant to an Agreement and Plan of Reorganization dated as of July 10, 1998 (the "Agreement"), among Mattson, Sub and Concept.

The Merger will be recorded as a purchase for accounting purposes, and the purchase price will be allocated to the assets acquired and liabilities assumed based upon their estimated fair market values on the date of acquisition. The amount allocated to in-process technology, which is presently being determined, will be expensed.

Under the terms of the Agreement, each share of Concept Common Stock issued and outstanding and held by the former shareholders of Concept (the "Concept Shareholders") was converted into the right to receive one-third of a share of Mattson Common Stock. Of the 895,138 shares of Mattson Common Stock to be issued in connection with the Merger (the "Mattson Shares"), 89,514 shares, will be held in escrow for one year as security against breaches by Concept of the representations, warranties and covenants made under the Agreement. Notwithstanding the foregoing, an aggregate of 100,000 shares from the Mattson Shares otherwise issuable to the shareholders of Concept as a result of the Merger shall not be issued initially and shall only be issued if Concept achieves net revenues of $16,667,000 based upon generally accepted accounting principles (the "Concept Revenue Milestone") during the first twenty-four (24) full calendar months following the Closing Date (the "Measurement Period"). In addition, up to 447,569 additional shares of Mattson Common Stock may be issued by the Company to the Concept Shareholders at the end of the Measurement Period if the Concept Revenue Milestone is met and the Company's closing share price for its Common Stock (as reported by the Wall Street Journal and as adjusted as adjusted by stock splits, stock dividends and the like) does not reach at least $12 per share for any consecutive ten
(10) day trading period during the Measurement Period.

     (b)  UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements give effect to the merger of Mattson Technology, Inc. (Mattson) and Concept Systems Design, Inc. (Concept) using the purchase method of accounting in accordance with generally accepted accounting principles. Mattson is considered the accounting acquirer. The unaudited pro forma condensed combined financial statements are based upon the historical financial statements of the respective companies. The unaudited pro forma condensed combined balance sheet assumes that the merger took place on June 28, 1998 and combines Concept's June 30, 1998 unaudited historical balance sheet with Mattson's June 28, 1998 historical unaudited consolidated balance sheet. The unaudited pro forma condensed combined statements of operations for the twelve months ended December 31, 1997 and the six months ended June 28, 1998 assume the merger took place as of January 1, 1997 and combine Mattson's consolidated statement of operations for the twelve months ended December 31, 1997 with Concept's statements of operations for the six months ended June 30, 1997 (unaudited) and the six months ended December 31, 1997 (unaudited). The unaudited pro forma condensed combined statement of operations for the six months ended June 28, 1998 combine Mattson's condensed consolidated statement of operations for the six months ended June 28, 1998 (unaudited) with Concept's condensed statement of operations for the six months ended June 30, 1998 (unaudited). The unaudited pro forma condensed combined financial statements are based on the estimates and assumptions set forth in the notes to such statements. The pro forma adjustments are based on a preliminary valuation of Concept, that has yet to be finalized, made in connection with the development of the pro forma information for illustrative purposes to comply with the disclosure requirements of the Securities and Exchange Commission. The pro forma adjustments included in the unaudited pro forma condensed combined financial statements may be revisd upon the finalization of the valuation of the net assets acquired by Mattson. The unaudited pro forma condensed combined financial statements do not purport to be indicative of the results of operations for future periods or the combined financial position or results that would have been realized had the companies been a single entity during these periods. These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements and related notes thereto of Concept, which are included elsewhere herein and the historical consolidated financial statements of Mattson included in Mattson's December 31, 1997 Annual Report on Form 10-K and June 28, 1998 Quarterly Report on Form 10-Q previously filed with the Securities and Exchange Commission.

                 UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                   JUNE 28, 1998
                       (in thousands, except per share data)

                                               MATTSON
                                              TECHNOLOGY   CONCEPT SYSTEMS
                                                 INC.        DESIGN, INC.                 PRO FORMA
                                                 ---         ------------       ADJUSTMENTS          COMBINED
                                                                                -----------          --------
                   ASSETS

Current assets:
    Cash and cash equivalents                $    29,773     $       256       $      -          $    30,029
    Short-term investments                        10,545            -                 -               10,545
    Accounts receivable, net                      11,572           1,218              -               12,790
    Inventories                                   13,163           2,563              -               15,726
    Prepaid expenses and other current
      assets                                       5,843             572              -                6,415
                                             -----------     -----------       -----------       -----------
      Total current assets                        70,896           4,609              -               75,505

Property and equipment, net                       10,388           2,632               500 (a)         13,520
Other intangible assets                             -                                5,413 (b)          5,413
Other long term assets                              -                447              -                   447
                                             -----------     -----------       -----------        -----------

                                             $    81,284     $     7,688       $     5,913        $    94,885
                                             -----------     -----------       -----------        -----------
                                             -----------     -----------       -----------        -----------

     LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
    Notes payable                            $      -        $       683       $      -           $       683
    Accounts payable                               2,076           4,472              -                 6,548
    Accrued liabilities                           14,246             485               650 (c)         15,381
    Deferred revenue                                -              4,221              -                 4,221
    Debentures Payable                              -              4,000                                4,000
                                             -----------     -----------       -----------        -----------
    Total current liabilities                     16,322          13,861               650             30,833
                                             -----------     -----------       -----------        -----------
                                             -----------     -----------       -----------        -----------
                                                                                       500 (a)
                                                                                     5,413 (b)
                                                                                      (650)(c)
                                                                                     5,750 (d)
                                                                                    (5,750)(d)
                                                                               -----------
Stockholders' equity (deficit)                    64,962          (6,173)            5,263             64,052
                                             -----------     -----------       -----------        -----------

                                             $    81,284     $     7,688       $     5,913        $    94,885
                                             -----------     -----------       -----------        -----------
                                             -----------     -----------       -----------        -----------


        See accompanying notes to pro forma condensed combined balance sheet

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                            YEAR ENDED DECEMBER 31, 1997
                      (in thousands, except per share amounts)


                                                                    CONCEPT
                                          MATTSON TECHNOLOGY    SYSTEMS DESIGN,
                                                 INC.                 INC.                       PRO FORMA
                                                 ---                  ---            ADJUSTMENTS            COMBINED
                                                                                     -----------            --------
Net sales                                    $    76,730          $     6,310        $      -            $    83,040
Cost of sales                                     37,130                5,302                806  (b)         43,238
                                             -----------          -----------        -----------         -----------
   Gross profit                                   39,600                1,008               (806)             39,802
                                             -----------          -----------        -----------         -----------
Operating expenses:

   Amortization of goodwill                                                                    7  (e)              7
                                                                                     -----------         -----------
                                                                                             100  (a)
                                                                                             173  (b)
                                                                                     -----------
  Research, development and engineering           14,709                8,200                273              23,182

  Selling, general and administrative             24,495                3,265                 67  (b)         27,827
                                             -----------          -----------        -----------         -----------

    Total operating expenses                      39,204               11,465                347              51,016
                                             -----------          -----------        -----------         -----------
Income (loss) from operations                        396              (10,457)            (1,153)            (11,214)
Interest and other income (expense), net           1,486                  (34)                 -               1,452
                                             -----------          -----------        -----------         -----------
Income (loss) before income taxes                  1,882              (10,491)            (1,153)             (9,762)
Provision for (benefit from) income taxes            451               (1,601)              (214) (c)         (1,364)
                                             -----------          -----------        -----------         -----------
Net income (loss)                            $     1,431          $    (8,890)       $      (939)        $    (8,398)
                                             -----------          -----------        -----------         -----------
                                             -----------          -----------        -----------         -----------
Net income (loss) per share:
    Basic                                    $      0.10                                                 $     (0.56)
                                             -----------                                                 -----------
                                             -----------                                                 -----------
    Diluted                                  $      0.09                                                 $     (0.56)
                                             -----------                                                 -----------
                                             -----------                                                 -----------
Weighted average shares outstanding:
    Basic                                         14,117                                                      14,912  (d)
                                             -----------                                                 -----------
                                             -----------                                                 -----------
    Diluted                                       15,311                                                      14,912  (d)
                                             -----------                                                 -----------
                                             -----------                                                 -----------

See accompanying notes to unaudited pro forma condensed combined financial information

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
                           SIX MONTHS ENDED JUNE 28, 1998
                      (in thousands, except per share amounts)


                                           MATTSON TECHNOLOGY,     CONCEPT SYSTEMS
                                                  INC.              DESIGN, INC.                   PRO FORMA
                                                  ---               ------------         ADJUSTMENTS          COMBINED
                                                                                         -----------          --------
Net sales                                     $    35,897           $     3,241         $      -            $    39,138
Cost of sales                                      19,621                 4,346                 403 (b)          24,370
                                              -----------           -----------         -----------         -----------
  Gross profit                                     16,276                (1,105)               (403)             14,768
                                              -----------           -----------         -----------         -----------
Operating expenses:

Amortization of goodwill                                                                          4 (e)               4
                                                                                        -----------         -----------
                                                                                                 50 (a)
                                                                                                 86 (b)
                                                                                        -----------
  Research, development and engineering             8,272                 5,011                 136              13,419
                                                                                        -----------
  Selling, general and administrative              12,367                 1,833                  34 (b)          14,234
                                              -----------           -----------         -----------         -----------

    Total operating expenses                       20,639                 6,844                 174              27,657
                                              -----------           -----------         -----------         -----------
Income (loss) from operations                      (4,363)               (7,949)               (577)            (12,889)
Interest and other income (expense), net              989                  (336)                  -                 653
                                              -----------           -----------         -----------         -----------

Income (loss) before income taxes                  (3,374)               (8,285)               (577)            (12,236)
Provision for (benefit from) income taxes           ( 909)                 (255)                  -              (1,164)
                                              -----------           -----------         -----------         -----------
Net income (loss)                             $    (2,465)          $    (8,030)        $      (577)        $   (11,072)
                                              -----------           -----------         -----------         -----------
                                              -----------           -----------         -----------         -----------
Net income (loss) per share:
    Basic                                     $     (0.17)                                                  $     (0.73)
                                              -----------                                                   -----------
                                              -----------                                                   -----------
    Diluted                                   $     (0.17)                                                  $     (0.73)
                                              -----------                                                   -----------
                                              -----------                                                   -----------
Weighted average shares outstanding:
    Basic                                          14,364                                                        15,159 (d)
                                              -----------                                                   -----------
                                              -----------                                                   -----------
    Diluted                                        14,364                                                        15,159 (d)
                                              -----------                                                   -----------
                                              -----------                                                   -----------

See accompanying notes to unaudited pro forma condensed combined financial information

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.  The Acquisition

     The pro forma condensed combined financial information reflects the acquisition of Concept on July 24, 1998 for 795,138 shares of Mattson Common Stock. The purchase price of the acquisition of $4,689,000, which includes $650,000 of estimated acquisition related costs, was used to acquire the net assets of Concept. The purchase price for pro forma purposes was allocated to assets acquired and liabilities assumed based on the book value of Concept's current assets and liabilities, which management believes approximates their fair value, the estimated fair value of property and equipment, based on management's estimates of fair value, and an independent appraisal for all other identifiable assets. The excess of the purchase price over the net tangible and intangible assets acquired and liabilities assumed has been allocated to goodwill. The allocation of the purchase price is as follows (in thousands):

          Property and equipment                              $      3,055
          Current and other assets                                   4,041
          Liabilities assumed                                     (13,570)
          Goodwill                                                      36
          Acquired in-process research and development               5,750
          Acquired developed technology and workforce                5,377
                                                              ------------
                                                              $      4,689
                                                              ------------
                                                              ------------

     In addition to the purchase price shown above, the agreement for the acquisition of Concept also includes the contingent distribution of shares of Common Stock of Mattson of 100,000 shares that will be issued to the Concept shareholders if Concept achieves net revenues of at least $16,667,000 during the first twenty-four full calendar months following the acquisition date. Up to an additional 447,569 shares of Mattson Common Stock will be issued to the Concept shareholders if the net revenue milestone is achieved and the stock price of Mattson Common Stock does not reach at least $12 per share for any consecutive ten day trading period during the twenty-four full calendar months following the acquisition.

2.  Unaudited Pro forma Condensed Combined Statement of Operations

     The following adjustments were applied to the historical statements of operations for Mattson and Concept for the year ended December 31, 1997 and the six months ended June 28, 1998 to arrive at the pro forma unaudited condensed combined statement of operations of the respective periods as though the acquisition took place on January 1, 1997:

       (a) To reflect net change in depreciation related to the change in fair value of property and equipment.

       (b) To reflect amortization of the fair values of the developed technology and work force over periods ranging from 3 to 7 years.

       (c) To adjust the provision for (benefit from) income taxes to the estimated benefit from income taxes on a pro forma combined basis.

       (d) Shares used in the per share calculation reflect 895,138 shares issued to shareholders as if they were outstanding from the beginning of each period presented. Basic and diluted weighted average shares outstanding are the same in each period because of the pro forma combined net loss.


       (e) Adjustment to recognize amortization of goodwill arising from the merger over 5 years.

          The one time charge to expense for the fair value of the in-process research and development has been excluded from the unaudited pro forma condensed combined statement of operations since it is a non-recurring charge.

          The year ended December 31, 1997 for Concept is unaudited and consists of the last two quarters of Concept's fiscal year ended June 30, 1997 and the first two quarters of Concept's fiscal year ended June 30, 1998.


3.  Unaudited Pro Forma Condensed Combined Balance Sheet

     The following adjustments were applied to the historical balance sheet of Mattson and Concept at June 28, 1998 to arrive at the pro forma condensed combined balance sheet:


       (a) To record the net increase in fair value of property and equipment over their historical book value.

       (b) To record intangible assets acquired at their fair values, as follows (in thousands):

               Developed technology              $    4,417
               Work force                               960
               Goodwill                                  36
                                                 ----------
                                                 $    5,413
                                                 ----------
                                                 ----------

       (c) Adjustment to record the estimate of transaction costs related to the merger. Estimated costs include all costs directly incurred as a result of the agreement including, but not limited to, accounting and attorney fees, consultants and other miscellaneous items.

       (d) To reflect the one time charge for the acquired in-process research and development charges of $5,750,000.

                            CONCEPT SYSTEMS DESIGN, INC.
                                   BALANCE SHEET
                                   JUNE 30, 1998
                         (in thousands, except share data)
                                    (unaudited)
                                       ASSETS

Current assets:
    Cash and cash equivalents                                    $        256
     Accounts receivable, net of allowance for doubtful
         Accounts of $46                                                1,218
      Income tax receivable                                               551
      Inventories                                                       2,563
    Prepaid expenses and other assets                                      21
                                                                 ------------
       Total current assets                                             4,609
                                                                 ------------

Property and equipment, at cost:
    Machinery and equipment                                             1,209
    Leasehold improvements                                              1,899
    Furniture and fixtures                                                936
                                                                 ------------
                                                                        4,044
    Less:  Accumulated depreciation and amortization                   (1,412)
                                                                 ------------
                                                                        2,632
Deposits and other assets:                                                447
                                                                 ------------
                                                                 $      7,688
                                                                 ------------
                                                                 ------------
                     LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
    Notes payable                                                $        683
    Accounts payable                                                    4,472
    Accrued liabilities                                                   485
    Deferred revenue                                                    4,221
    Debentures payable                                                  4,000
                                                                 ------------
      Total current liabilities                                        13,861
                                                                 ------------


Shareholders' Equity
    Series A Convertible Preferred stock, no par value;
         Authorized, issued and outstanding - 400,000 shares
         Liquidation preference of $6,000                               6,000
  Common stock, no par value
       Authorized - 10,000,000 shares
       Issued and outstanding - 2,257,441 shares                          296
  Accumulated deficit                                                 (12,469)
                                                                 ------------
        Total shareholders' equity                                     (6,173)
                                                                 ------------
                                                                 $      7,688
                                                                 ------------
                                                                 ------------

  The accompanying notes are an integral part of these financial statements.

                         CONCEPT SYSTEMS DESIGN, INC.
                           STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED JUNE 30, 1998
                (in thousands, except shares and per share data)
                                 (unaudited)

Sales                                                           $     6,104
Cost of sales                                                         6,985
                                                                -----------
  Gross margin                                                         (881)
                                                                -----------
Operating expenses:
    Selling, general and administrative                               3,417
   Research and development                                          10,356
                                                                -----------
Total operating expenses                                             13,773
                                                                -----------

Loss from operations                                                (14,654)
Interest expense, net                                                  (374)
                                                                -----------
Loss before provision for income taxes                              (15,028)
Benefit from  income taxes                                             (463)
                                                                -----------
Net loss                                                        $   (14,565)
                                                                -----------
                                                                -----------
Net loss per share:
     Basic                                                      $     (6.46)
                                                                -----------
     Diluted                                                    $     (6.46)
                                                                -----------
Weighted average shares outstanding:
     Basic                                                        2,255,491
                                                                -----------
                                                                -----------
     Diluted                                                      2,255,491
                                                                -----------
                                                                -----------

   The accompanying notes are an integral part of these financial statements.

                          CONCEPT SYSTEMS DESIGN, INC.
                            STATEMENT OF CASH FLOWS
                        FOR THE YEAR ENDED JUNE 30, 1998
                                  (in thousands)
                                   (unaudited)


Cash flows from operating activities:
    Net  loss                                                  $   (14,565)
    Adjustments to reconcile net loss to net cash
     used for operating activities:
      Depreciation                                                     838
       Loss on disposition of property and equipment                   272
       Change in operating assets and liabilities:
              Restricted cash                                        1,434
              Accounts receivable                                      191
              Income tax receivable                                  1,224
              Inventories                                              265
              Prepaid expenses and other current assets                250
              Other assets                                              88
              Deferred revenue                                       3,524
              Accounts payable                                       3,100
              Accrued liabilities                                     (480)
                                                               -----------

Net cash used for operating activities                              (3,859)
                                                               -----------

Cash flows from investing activities:
    Purchase of property, plant and equipment                         (371)
                                                               -----------

Net cash used for investing activities                                (371)
                                                               -----------

Cash flows from financing activities:
    Proceeds from borrowing                                          4,000
    Repayment of note payable                                         (658)
    Proceeds from issuance of common stock                               4
                                                               -----------

 Net cash provided by financing activities                           3,346
                                                               -----------

Net decrease in cash and cash equivalents                             (884)
Cash and cash equivalents, beginning of period                       1,140
                                                               -----------
Cash and cash equivalents, end of period                       $       256
                                                               -----------
                                                               -----------

  The accompanying notes are an integral part of these  financial statements.

                          CONCEPT SYSTEMS DESIGN, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   (unaudited)
                                  JUNE 30, 1998

NOTE 1  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included.

The financial statements should be read in conjunction with the audited financial statements for the year ended June 30, 1997.

NOTE 2  BALANCE SHEET DETAIL (IN THOUSANDS):


Inventories:
    Purchased parts and raw materials             $      919
    Work-in-process                                      613
    Finished goods                                     1,031
                                                  ----------
                                                  $    2,563
                                                  ----------
                                                  ----------
Accrued liabilities:
    Accrued compensation and benefits             $      194
    Warranty and installation reserves                   184
    Other                                                 87
    Commissions                                           20
                                                  ----------

                                                  $      485
                                                  ----------
                                                  ----------

NOTE 3: NET INCOME (LOSS) PER SHARE

Basic EPS is computed by dividing income (loss) available to common stockholders (numerator) by the weighted average number of common shares outstanding (denominator) for the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period. The computation of diluted EPS uses the average market prices during the period.

During the year ended June 30, 1998 there were no differences between the numerators and denominators used for the basic and diluted EPS calculations as a result of the loss incurred during the year.

NOTE 4: SUBSEQUENT EVENTS

On July 24, 1998, the Company was acquired by Mattson.

Under the terms of the agreement, each share of Concept Common Stock issued and outstanding and held by the former shareholders of the Company was converted into the right to receive one-third of a share of Mattson Common Stock. Of the 895,138 shares of Mattson Common Stock issued in connection with the merger, (the "Mattson Shares"), 89,514 shares, will be held in escrow for one year as security against breaches by the Company of the representations, warranties and covenants made under the agreement. Notwithstanding the foregoing, an aggregate of 100,000 additional shares from the Mattson Shares otherwise issuable to the shareholders of the Company as a result of the merger shall not be issued initially and shall only be issued are contingently issuable if the Company achieves net revenues of $16,667,000 during the first twenty-four (24) full calendar months following the closing date. In addition, up to 447,569 additional shares of Mattson Common Stock may be issued to the Company shareholders at the end of the twenty-four month period if the Company meets the revenue milestones stated above and Mattson's closing share price for its Common stock does not reach at least $12 per share for any consecutive ten (10) day trading period during the twenty-four month period following the closing date.

     (c)  Exhibits

Exhibit No.         Description
-----------         -----------

23.1                Consent of Independent Public Accountants

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Amendment No. 1 to Current
Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       MATTSON TECHNOLOGY, INC.



Date:  September 28, 1998              By: /s/ Richard Mora
                                           ---------------------------------
                                           Richard Mora
                                           Vice President of Finance and Chief
                                           Financial Officer

                                    EXHIBIT INDEX


   Exhibit No.                          Description
   -----------                          -----------

     23.1         Consent of Independent Public Accountants